EXHIBIT 3.1

                              State of Delaware

                           Certificate of Amendment

                        of Certificate of Incorporation

                                      of

                            AMERICAN TONERSERV CORP.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1. That pursuant to action taken by unanimous written consent by the Board of Directors of American Tonerserv Corp. (the "Corporation") pursuant to
Section 141 of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and authorizing the mailing of an action by written consent of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the article thereof numbered Article 4(a) so that, as amended said Article 4(a) shall be and read as follows:

          (a) This Corporation is authorized to issue two classes of shares, to be designated, respectively, Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of capital stock that this Corporation shall have the authority to issue is five hundred million (500,000,000). The total number of shares of Common Stock that the Corporation is authorized to issue is Four Hundred Fifty Million (450,000,000) with a par value of $0.001. The total number of shares of Preferred Stock that the Corporation is authorized to issue is Fifty Million (50,000,000) with a par value of $0.001.

          Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each one (1) share of Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time ("Old Common Stock"), automatically shall be split into ten
     (10) shares of Common Stock, par value $0.001 per share, reclassi-fied as and converted, so that for every one (1) share of Common Stock there shall be ten (10) shares of Common Stock issued and outstanding, as reclassified and as converted (the "New Common Stock").

          Each stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common
     Stock represented by such certificate shall have been reclassified.

2. That thereafter, pursuant to a resolution of its Board of Directors, action was taken by written consent of the stockholders of said corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware by which the necessary number of shares as required by statute were voted in favor of the amendment.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Daniel J. Brinker, its authorized officer, on this 16th day of August 2006.


By: /s/ Daniel J. Brinker
    Daniel J. Brinker, President and CEO